As filed with the Securities and Exchange Commission on February 26, 1998
                                                 Registration No. 333-_________

------------------------------------------------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                  ----------------
                                       FORM S-8
                               REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                      VDI MEDIA
                (Exact name of Registrant as Specified in Its Charter)

              CALIFORNIA                                 95-4272619
   (State or Other Jurisdiction of                    (I.R.S. Employer
    Incorporation or Organization)                 Identification Number)


          6920 Sunset Boulevard, Hollywood, California  90028 (213) 957-5500
                 (Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

                                      VDI MEDIA
                              1996 STOCK INCENTIVE PLAN
                               (Full Title of the Plan)

                                   R. LUKE STEFANKO
          6920 Sunset Boulevard, Hollywood, California  90028 (213) 957-5500
             (name and address, including zip code, and telephone number, including area code, of agent for service)
                                    with copy to:
                                   BRIAN HOYE, ESQ.
                     Kaye, Scholer, Fierman, Hays & Handler, LLP
                         1999 Avenue of the Stars, Suite 1600
                                    (310) 788-1000

                           CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
   Title of                                       Proposed Maximum   Amount of
 Securities      Amount To     Proposed Maximum      Aggregate     Registration
     to be       Be            Offering Price Per    Offering         Fee (1)
 Registered      Registered       Share (1)          Price (1)
------------------------------------------------------------------------------
 Common Stock,   333,386 (2)        $7.00         $2,333,702.00      $3,258.39
  no par value   566,614 (2)       $15.375        $8,711,690.25
-------------------------------------------------------------------------------

(1) This estimate is made pursuant to Rule 457(h) solely for the purpose of calculating the registration fee, and is determined according to the following offering price information: (i) under the 1996 Stock Incentive Plan 333,386 shares of common stock are subject to outstanding options with an exercise price of $7.00 per share. Pursuant to Rule 457(h), for all shares of common stock being registered hereunder with an exercise price which cannot be determined (566,614 shares), the Proposed Maximum Offering Price Per Share is $15.375, which is the average of the bid and ask prices of the common stock reported on the Nasdaq National Market on February 19, 1998, and the Proposed Maximum Aggregate Offering Price for all shares registered hereunder is $11,045,392.25.

(2) Pursuant to Rule 416 promulgated pursuant to the Securities Act, this registration statement also covers such indeterminable number of additional shares of Common Stock as may be issuable pursuant to the antidilution provisions of the Company's 1996 Stock Incentive Plan (the "Plan").

                                        PART I

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS AND EXPLANATORY NOTE

     Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules promulgated under the Securities Act of 1933, the information required by Part I of Form S-8 is incorporated by reference in the reoffer prospectus which follows (the "Prospectus"). The Prospectus, together with the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement (the "Registration Statement"), constitutes the
Section 10(a) Prospectus.

     In addition, the material contained in the Prospectus which follows, up to but not including the beginning of Part II of this Registration Statement, constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the 1996 Stock Incentive Plan (the "Plan") by persons who may be considered affiliates of the Company, as defined in Rule 405 under the Securities Act.

ITEM 1.   PLAN INFORMATION

     Not required to be filed with this Registration Statement.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this Registration Statement.

                                  REOFFER PROSPECTUS

                                    900,000 SHARES

                                      VDI MEDIA

                                     COMMON STOCK


     This Reoffer Prospectus (the "Prospectus") relates to 900,000 shares of the common stock, no par value per share (the "Common Stock"), of VDI Media (the "Company") which may in the future be issued pursuant to awards granted to date and to be granted under the Company's 1996 Stock Incentive Plan (the "Plan") to, and which may be offered for resale from time to time by, certain employees and non-employee directors of the Company and its subsidiaries named herein (the "Selling Shareholders").

     The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby (the "Shares"). The Company will pay all of the expenses associated with the registration of the Shares and this Prospectus. The Selling Shareholders will pay the other costs, if any, associated with any
sale of the Shares.   See "Plan of Distribution."

     The Common Stock is quoted on the NASDAQ National Market System under the symbol "VDIM." On February 24, 1998, the last reported sale price per share of the Common Stock, as quoted on the NASDAQ National Market System, was $15.3125.

                                  ------------------

        FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED
          IN CONNECTION WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS"
                             COMMENCING ON PAGE 3 HEREOF.

                                  ------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR
               ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                          ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                                  ------------------

                   The date of this Prospectus is February 26, 1998

                                AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission, Commission File No. 0-21917. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilitates maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60606 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549, at prescribed rates.
The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov.

     The Common Stock is quoted on the NASDAQ National Market System under the symbol "VDIM."

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus: (i) the Registration Statement on Form S-1 filed by the Company with respect to the initial public offering of its Common Stock, including all amendments and supplements thereto (the "IPO Registration Statement"), Commission File No. 333-4047; (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (v) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (vi) the Company's Current Report on Form 8-K dated August 14, 1997 and an amendment thereto filed on October 14, 1997; and (vii) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to VDI Media,
Attention: Secretary, 6920 Sunset Boulevard, Hollywood, California 90028, telephone number (213) 957-5500.

                                     THE COMPANY

     The Company provides broadcast quality video duplication, distribution and related value-added services, including distribution of national television spot advertising, trailers and electronic press kits. The primary users of the Company's videotape duplication and distribution services are those motion picture companies and advertising agencies which generally outsource such services. The Company has an active client list including the Columbia/Tri Star Motion Picture Companies, Twentieth Century Fox, Universal Studios, Inc., The Walt Disney Motion Picture

Group, Warner Bros., Paramount Pictures Corporation, Metro-Goldwyn-Mayer Film Group, TBWA/Chiat Day, Young & Rubicam and Saatchi & Saatchi.

     The Company's services include (i) the physical and electronic delivery of broadcast quality advertising, including spots, trailers, electronic press kits and infomercials, and syndicated television programming to television stations, cable companies and other end-users nationwide and (ii) a broad range of video services including the duplication of video in all formats, video and audio editing, element storage, standards conversion, closed captioning and transcription services, and video encoding for air play verification purposes. The value-added services provided by the Company further strengthen customer relationships and create opportunities for increased duplication and distribution business.

     The primary method of distribution by the Company, and by others in the industry, continues to be the physical delivery of video to end-users. In 1994, to enhance its competitive position, the Company created Broadcast One-Registered Trademark-, a national distribution network which currently employs fiber optic, ISDN and satellite technologies in combination with physical distribution methods to deliver broadcast quality material throughout the United States. The Company's use of electronic technologies provides rapid and reliable transmission of video spots and other content with a high level of quality, accountability and flexibility to both advertisers and broadcasters. Through the Company's distribution hubs in Tulsa and Chicago, Broadcast One-Registered Trademark- has enabled the Company to expand its presence in the national advertising market, allowing for greater diversification of its customer base. The Company currently derives a small percentage of its revenue from electronic distributions and anticipates that this percentage will increase as such technologies become more widely accepted. The Company intends to add new methods of distribution as technologies become both standardized and cost-effective.

     The Company currently operates facilities in five locations in Los Angeles, two locations in San Francisco and one location in Chicago, Tulsa and New York. By capitalizing on Broadcast One's ability through electronic technologies to link instantaneously all of the Company's facilities and by leveraging the proximity of the Tulsa and Chicago hubs to the center of the country, the Company is able to utilize the optimal delivery method to extend its deadline for same or next-day delivery of time-sensitive material. As the Company continues to develop and acquire facilities in new markets, the Broadcast One-Registered Trademark- network enables it to maximize the usage of its network-wide duplication capacity by instantaneously transmitting video content to facilities with available capacity. The Company's Broadcast One-Registered Trademark- network and facilities are designed to serve cost-effectively the time-sensitive distribution needs of its clients. Management believes that the Company's success is based on its strong customer relationships which are maintained through the reliability, quality and cost-effectiveness of its services, and its extended deadline for processing customer orders.

     The Company's strategy is to increase its market share within the video duplication and distribution industry by (i) further penetrating the marketplace by providing a broad array of high quality, reliable value-added services, (ii) acquiring companies with strong customer relationships in businesses complementary to the Company's operations, (iii) continuing to develop or acquire value-added services such as audio encryption, electronic air play verification, digital video disc authoring and high definition television duplication and (iv) increasing the timeliness and efficiency of its operations by exploiting new technologies as they become both standardized and cost-effective.

     The Company's principal offices are located at 6920 Sunset Boulevard, Hollywood, California 90028, and its telephone number is (213) 957-5500.

                                     RISK FACTORS

     An investment in the Shares offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Shares.

     When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described elsewhere in this Prospectus as well as in the IPO Registration Statement.

     COMPETITION. The broadcast video duplication and distribution industry is a highly competitive, service-oriented business. In general, the Company does not have long-term or exclusive service agreements with its customers. Business is acquired on a purchase order basis and is based primarily on customer satisfaction with reliability, timeliness, quality and price.

     The Company competes with a variety of duplication and distribution firms, some of which have a national presence, certain post-production companies and, to a lesser extent, the in-house duplication and distribution operations of major motion picture studios and ad agencies. Some of these firms, and all of the studios, have greater financial, distribution and marketing resources and have achieved a higher level of brand recognition than the Company. There is no assurance that the Company will be able to compete effectively against these competitors merely on the basis of reliability, timeliness, quality and price or otherwise.

     The Company may face competition from companies in related markets which could offer similar or superior services to those offered by the Company.
For example, telecommunications providers could enter the market as competitors with materially lower electronic delivery transportation costs. The Company believes that an increasingly competitive environment could lead to a loss of market share or price reductions, which could have a material adverse effect on the Company's financial condition, results of operations and prospects.

     CUSTOMER AND INDUSTRY CONCENTRATION. Although the Company has an active client list of over 2,000 customers, seven motion picture studios accounted for approximately 29.1% of the Company's revenues during the nine months ended September 30, 1997. Viacom Inc. (which includes Paramount Pictures Corporation and Worldvision Enterprises), accounted for approximately 12.8% of the Company's revenues in such period. If one or more of these companies were to stop using the Company's services, the business of the Company could be adversely affected. Because the Company derives substantially all of its revenues from clients in the entertainment and advertising industries, the financial condition, results of operations and prospects of the Company could also be adversely affected by an adverse change in conditions which impact those industries.

     EXPANSION STRATEGY. The Company's growth strategy involves both internal development and expansion through acquisitions. The Company currently has no agreement or commitment to acquire any company or business. There is no assurance that the Company will be able to continue to grow, or to identify and reach mutually agreeable terms to purchase acquisition targets, or that the Company will be able to profitably manage additional businesses or successfully integrate such additional businesses into the Company without substantial costs, delays or other problems. Certain of the businesses recently acquired by the Company reported net losses for their most recent fiscal years prior to being acquired, and the Company's future financial performance will in part depend on its ability to implement operational improvements in, or exploit potential synergies with, these acquired businesses. Acquisitions may involve a number of special risks including: adverse effects on the Company's reported operating results (including the amortization of acquired assets); diversion of management's attention and unanticipated problems or legal liabilities. In addition, the Company may require additional funding to finance its future acquisitions. There is no assurance that the Company will be able to secure acquisition financing on acceptable terms or at all. The Company may use working capital or equity, or raise financing through equity offerings or the incurrence of debt, in connection with the funding of any acquisition. Some or all of these risks could have a material adverse effect on the Company's financial condition, results of operations and prospects or could result in dilution to the Company's shareholders. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates could increase substantially. There is no assurance that the Company will be able to effect any such transactions or that any such transactions, if consummated, will prove to be profitable.

     The geographic expansion of the Company's customer base may result in increased demand for the Company's services in certain regions where it currently does not have duplication and distribution facilities. To meet this demand, the Company may subcontract an increased amount of work, which may lead to a decrease in the Company's gross margins. The Company may develop or acquire complementary businesses in these markets in order to decrease the amount of work it subcontracts. However, the Company has not entered into any formal negotiations or definitive agreements for this purpose. Furthermore, there is no assurance that the Company will be able to effect such transactions or that any such transactions will prove to be profitable.

     MANAGEMENT OF GROWTH. Since its inception, the Company has experienced rapid growth that has resulted in new and increased responsibilities for management personnel and has placed and continues to place increased demands on the Company's management, operational and financial systems and resources. To accommodate this growth, compete effectively and manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems, and to expand, train, motivate and manage its work force. There is no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to do so could have a material adverse effect on the Company's financial condition, results of operations and prospects. The Company is in the process of selecting a new information system which will be year 2000 compliant.

     DEPENDENCE ON TECHNOLOGICAL DEVELOPMENTS. Although the Company intends to utilize the most efficient and cost-effective technologies available for the delivery of video content, including digital satellite transmission, as they develop, there is no assurance that the Company will be able to adapt to such standards in a timely fashion, or at all. The Company believes that its future growth will depend, in part, on its ability to add these services and to add customers in a timely and cost-effective manner. There is no assurance that the Company will be successful in offering such services to existing customers or in obtaining new customers for these services. The Company intends to rely on third party vendors for the development of these technologies and there is no assurance that such vendors will be able to develop such technologies in a manner that meets the needs of the Company and its customers. Any material interruption in the supply of such services could have a material adverse effect on the Company's financial condition, results of operations and prospects.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent on the efforts and abilities of certain of its senior management, particularly those of R. Luke Stefanko, Chairman of the Board of Directors and Chief Executive Officer. The loss or interruption of the services of key members of management could have a material adverse effect on the Company's financial condition, results of operations and prospects if a suitable replacement is not promptly obtained. The Company has obtained a $5.0 million "key man" life insurance policy on Mr. Stefanko. Although the Company has employment agreements with Mr. Stefanko and certain of the Company's other key executives, there is no assurance that such executives will remain with the Company during or after the term of their employment agreement. In addition, the Company's success depends to a significant degree upon the continuing contributions of, and on its ability to attract and retain, qualified management, sales, operations, marketing and technical personnel. The competition for qualified personnel is intense and the loss of any of such persons, as well as the failure to recruit additional key personnel in a timely manner, could have a material adverse effect on the Company's financial condition, results of operations and prospects. There is no assurance that the Company will be able to continue to attract and retain qualified management and other personnel for the development of its business.

     ABILITY TO MAINTAIN AND IMPROVE SERVICE QUALITY. The Company's business is dependent on its ability to meet the current and future demands of its customers, which demands include reliability, timeliness, quality and price. Any failure to do so, whether or not caused by factors within the control of the Company, could result in losses to such clients. Although the Company disclaims any liability for such losses, there is no assurance that claims would not be asserted or that dissatisfied customers would refuse to make further deliveries through the Company in the event of a significant occurrence of lost deliveries, either of which could have a material adverse effect on the Company's financial condition, results of operations and prospects. Although the Company maintains insurance against business interruption, there is no assurance that such insurance will be adequate to protect the

Company from significant loss in these circumstances or that a major catastrophe (such as an earthquake or other natural disaster) would not result in a prolonged interruption of the Company's business. In addition, the Company's ability to make deliveries within the time periods requested by customers depends on a number of factors, some of which are outside of its control, including equipment failure, work stoppages by package delivery vendors or interruption in services by telephone or satellite service providers.

     FLUCTUATING RESULTS; SEASONALITY. The Company's operating results have varied in the past, and may vary in the future, depending on factors such as the volume of advertising in response to seasonal buying patterns, the timing of new product and service introductions, increased competition, the timing of acquisitions, general economic factors, and other factors. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance. For example, the Company's operating results have historically been significantly influenced by the volume of business from the motion picture industry, which is an industry that is subject to seasonal and cyclical downturns. In addition, as the Company's business from advertising agencies tends to be seasonal, the Company's operating results may be subject to increased seasonality as the percentage of its business from advertising agencies increases. In any period, the Company's revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during the period. It is possible that in some future quarter the Company's operating results will be below the expectations of equity research analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected. Fluctuations in sales due to seasonality may become more pronounced if the growth rate of the Company's sales slows.

     CONTROL BY PRINCIPAL SHAREHOLDER; POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. Upon completion of this Offering, R. Luke Stefanko will beneficially own approximately 57.9% of the outstanding Common Stock.
By virtue of this stock ownership, Mr. Stefanko will be able to effectively control the outcome of substantially all matters required to be submitted to a vote of shareholders, including (i) the election of the board of directors,
(ii) amendments to the Company's Restated Articles of Incorporation and (iii) approval of mergers and other significant corporate transactions. The foregoing may have the effect of discouraging, delaying or preventing certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Common Stock might otherwise receive a premium for their shares over current market prices. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock without par value (the "Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions thereof, including voting rights, without any further vote or action by the Company's shareholders. Although the Company has no current plans to issue any shares of Preferred Stock, the rights of the holders of Common Stock would be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock could have the effect of discouraging, delaying or preventing a change in control of the Company. Furthermore, certain provisions of the Company's Restated Articles of Incorporation and By-laws and of California law also could have the effect of discouraging, delaying or preventing a change in control of the Company.

     ABSENCE OF DIVIDENDS. The Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future.

     LIMITED PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF OFFERING PRICE; PRICE VOLATILITY. Prior to February 19, 1997, there was no public market for the Common Stock, and there can be no assurance that an active trading market will be sustained at any specific level. The trading price of the Company's Common Stock may be subject to wide fluctuations in response to a number of factors, including variations in operating results, changes in earnings estimates by equity research analysts, announcements of extraordinary events such as litigation or acquisitions, announcements of technological innovations or new products or services by the Company or its competitors, as well as general trends in the Company's industry and general economic, political and market conditions.

     SHARES ELIGIBLE FOR FUTURE SALE. At February 25, 1998, the Company had a total of 9,610,769 shares of Common Stock outstanding, of which 3,155,000 shares are freely tradeable without restriction or registration under the Securities Act, by persons other than "affiliates" (as defined under the Securities Act) of the Company. The remaining 6,455,769 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act, and must be sold pursuant to Rule 144 or another exemption from registration under the Securities Act. Sales of a substantial number of the restricted securities, either in the public market or elsewhere, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                            SELLING SHAREHOLDERS

     The Shares covered by this Prospectus are being registered for reoffers and resales by Selling Shareholders of the Company who may acquire such Shares pursuant to the exercise of options that may be granted under the Plan. The Selling Shareholders named below may resell all, a portion, or none of the Shares that they may acquire.

     The names of officers, key employees and affiliates who may offer Shares for resale in the future, along with the number of Shares which may be sold by each such person from time to time, will be updated in supplements to this Prospectus, which will be filed with the Commission in accordance with Rule 424(b) under the Securities Act.

     The following table sets forth the name and relationship to the Company of each Selling Shareholder, the number of shares of Common Stock known by the Company to be beneficially owned by him as of February 25, 1998, the number of Shares covered by this Prospectus, and the number of shares of Common Stock to be owned by, and the percentage beneficial ownership of, each Selling Shareholder if such Selling Shareholder were to sell all of his Shares covered by this Prospectus.


                                             Number of       Number of                        Percentage
                                              Shares      Shares Covered                     Beneficially
Name and Relationship                      Beneficially       by this       Ownership After    Owned After
to the Company                                Owned        Prospectus (1)     Offering(2)      Offering(2)
---------------------------------          ------------    --------------   ---------------   ------------
R. Luke Stefanko
   Chairman of the Board, Chief
   Executive Officer, President
   and Director. . . . . . . . . . . . .     5,559,400             (1)        5,559,400            57.9%
Donald R. Stine
   Chief Financial Officer, Secretary
   and Director. . . . . . . . . . . . .       666,000             (1)          666,000             6.9%
Thomas J. Ennis
   Vice President of Sales and
   Marketing and Director. . . . . . . .            --             (1)               --              (3)
Edward M. Philip
   Director. . . . . . . . . . . . . . .            --             (1)               --              (3)
Steven J. Schoch
   Director. . . . . . . . . . . . . . .            --             (1)               --              (3)
Steven W. Terry
   Vice President and General
   Manager of Operations . . . . . . . .            --             (1)               --              (3)
Russell R. Ruggieri
   Vice President of Engineering . . . .            --             (1)               --              (3)
Eric H. Bershon
   Vice President and General
   Manager of Broadcast One. . . . . . .            --             (1)               --              (3)


(1) Includes an indeterminate number of Shares which may be issued under the Plan, up to an aggregate number of Shares equal to the Shares covered by this Prospectus.

(2) Assumes all Shares offered have been sold without regard to the limitations imposed by Rule 144 of the Securities Act and that no additional shares of Common Stock are purchased or sold by any Selling Shareholder.

(3)  Less than one percent of the outstanding shares of Common Stock.

                                 USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares offered hereby. Upon exercise of the options granted to the Selling Shareholders pursuant to the Plan, the Company will receive proceeds which will be used for general corporate and working capital purposes.

                             PLAN OF DISTRIBUTION

     Sale of the Common Stock offered hereby may be made on the NASDAQ National Market System or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market
price, or in negotiated transactions.   In addition, any Shares covered by
this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such shareholder.

     The Shares may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) transactions in which a broker or dealer acts as principal and resells the Shares for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.
Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Company has informed the Selling Shareholders of the need for delivery of a copy of this Prospectus. There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Shares covered by this Prospectus.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, LLP Los Angeles, California.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of VDI Media for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSONS MAKING SUCH OFFER OR SOLICITATION ARE NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION, NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          STATEMENT ON INDEMNIFICATION

     The Company's Restated Articles of Incorporation limit the liability of directors for monetary damages to the maximum extent permitted by California law. Such limitation of liability has no effect on the availability of equitable remedies, such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and agents (other than officers and directors) against certain liabilities to the fullest extent permitted by California law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advances of expenses are discretionary under California law. The Company has also purchased a directors' and officers' liability policy insuring directors and officers of the Company.

     At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

     (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

     (d) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     (e) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

     (e)  the Company's Current Report on form 8-K dated August 14, 1997;

     (f) the Company's Amendment to its Current Report on form 8-K/A dated October 14, 1997; and

     (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 filed on May 17, 1996 (Registration No. 333-4047), as amended on December 31, 1996.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 317(b) of the California Corporations Code (the "Corporations Code") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any "proceeding" (as defined in Section 317(a) of the Corporations Code), other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or other agent of the corporation (collectively, an "Agent"), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if the Agent acted in good faith and in a manner the Agent reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

     Section 317(c) of the Corporations Code provides that a corporation shall have power to indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against expenses actually and reasonably incurred by the Agent in connection with the defense or settlement of such action if the Agent acted in good faith and in a manner such Agent believed to be in the best interest of the corporation and its shareholders.

     Section 317(c) further provides that no indemnification may be made thereunder for any of the following: (i) in respect of any matter as to which an Agent shall have been adjudged to be liable to the corporation, unless the court in which such proceeding is or was pending shall determine that such Agent is fairly and reasonably entitled to indemnity for expenses;
(ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Section 317(d) of the Corporations Code requires that an Agent be indemnified against expenses actually and reasonably incurred to the extent the Agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

     Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper in the circumstances because the Agent has met the applicable standard of conduct, by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding; (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (iii) approval of the shareholders, provided that any shares owned by the Agent may not vote thereon; or (iv) the court in which such proceeding is or was pending.

     Pursuant to Section 317(f) of the Corporations Code, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the Agent to repay such amount if it is ultimately determined that the Agent is not entitled to be indemnified.

     Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 in such case where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or any agreement which prohibits or otherwise limits indemnification, or in such case where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     Section 317(i) authorizes a corporation to purchase and maintain insurance on behalf of an Agent for liabilities arising by reason of the Agent's status, whether or not the corporation would have the power to indemnify the Agent against such liability under the provisions of Section 317.

     Article III of the Restated Articles of Incorporation of the Registrant provides for the indemnification of the agents of the Registrant to the fullest extent permissible under California law.

     In addition, Article IV of the Bylaws of the Registrant authorizes the Registrant to enter into agreements with agents of the Registrant providing for or permitting indemnification in excess of that permitted under Section 317 of the Corporations Code, to the extent permissible under California law, and to purchase and maintain insurance to the extent provided by Section 3.17(i).

     The Company has entered into indemnification agreements with each of its current directors and officers, which provide for indemnification of, and advancement of expenses to, such persons to the greatest extent permitted by California law, including by reason of action or inaction occurring in the past and circumstances in which indemnification and advances of expenses are discretionary under California law. The Company has also purchased a directors' and officers' liability policy insuring directors and officers of the Company.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.

4.2 1996 Stock Incentive Plan (incorporated by reference to the same numbered Exhibit to the Company's Amendment No. 3 to the Registration Statement on Form S-1, filed February 13, 1997).

5.1  Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP.

23.1 Consent of Price Waterhouse LLP.

23.2 Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (filed as part of
     Exhibit 5.1 hereto).

24.1 Power of Attorney (included in the signature page hereto).

ITEM 9.   UNDERTAKINGS

     The Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 25th day of February, 1998.

                                   VDI MEDIA


                                   By:  /s/ DONALD R. STINE
                                      ----------------------------------
                                        Donald R. Stine
                                        Chief Financial Officer

                                  POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints R. Luke Stefanko and Donald R. Stine, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ R. LUKE STEFANKO        Chairman of the Board, Chief Executive      February 25, 1998
----------------------      Officer, President and Director
      R. Luke Stefanko


/s/ DONALD R. STINE         Chief Financial Officer, Treasurer          February 25, 1998
----------------------      (principal financial officer) and Director
      Donald R. Stine


   /s/ PAUL RUBEL           Principal Accounting Officer                February 25, 1998
----------------------
      Paul Rubel


   /s/ TOM ENNIS            Director                                    February 25, 1998
----------------------
      Tom Ennis

  /s/ STEVEN SCHOCH         Director                                    February 25, 1998
----------------------
      Steven Schoch

                            Director
----------------------
      Edward Philip
